 Exhibit 16.1

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

United States

Commissioners:

We have read the statements made by Galaxy Digital Holdings LP. under the caption “Change in Independent Registered Public Accounting Firm” in the Registration Statement on Form S-4 of Galaxy Digital Inc. dated January 28, 2022, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a)(1) of Regulation S-K. We agree with the statements concerning our Firm contained therein. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

January 28, 2022